Exhibit 99.1
AMETEK Announces Agreement to Acquire Abaco Systems

BERWYN, PA, March 22, 2021 – AMETEK, Inc. (NYSE: AME) today announced that it has entered into a definitive agreement to acquire Abaco Systems, Inc., a leading provider of mission critical embedded computing systems, from Veritas Capital in an all-cash transaction valued at $1.35 billion.

Abaco Systems specializes in open-architecture computing and electronic systems for aerospace, defense, and specialized industrial markets. Their ruggedized products are designed to withstand harsh operating environments such as extreme temperature and high vibration.

“We are excited for the opportunity to acquire Abaco Systems. Their market leading embedded computing solutions are ideally positioned across a number of attractive aerospace and defense platforms, further broadening our differentiated product offering serving these markets,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer.

Abaco Systems has annual sales of approximately $325 million and is headquartered in Huntsville, Alabama. The transaction is subject to customary closing conditions, including applicable regulatory approvals, and is expected to close mid-2021. Upon closing, Abaco Systems will join AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instruments with annualized sales of $3.0 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales in 2020 of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247